Exhibit 99.2

Jack in the Box Inc. Announces Initiation of Cash Dividend

SAN DIEGO--(BUSINESS WIRE)--May 14, 2014--Jack in the Box Inc. (NASDAQ: JACK) today announced that its Board of Directors has approved the initiation of a regular quarterly cash dividend. The initial quarterly cash dividend of $0.20 per share will be paid on June 9, 2014, to shareholders of record as of May 27, 2014. Future dividends will be subject to Board approval.

“The transformation of our business model for the Jack in the Box® brand is nearly complete, resulting in more stable and predictable cash flows,” said Lenny Comma, chairman and chief executive officer. “In addition, in March we refinanced our credit facility, which provides us with a flexible, longer-term capital structure to support our strategic plan, including additional potential to return cash to shareholders.

“The initiation of a cash dividend, combined with our ongoing share repurchase authorization, demonstrates our commitment to enhancing shareholder value while simultaneously investing in the growth of both Jack in the Box and Qdoba®,” concluded Comma.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 46 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291